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              When the stock split referred to in paragraph 5 of Note 1 of the Notes to the Consolidated Financial Statements has been consummated, we will be in a position to render the following consent.

/s/ KPMG LLP

Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Interactive Health, Inc.:

              We consent to the use of our report included herein and to the reference to our firm under the heading "Experts" in the prospectus. Our report dated March 3, 2004, except as to the last paragraph of note 15, which is as of March 30, 2004 and paragraph 5 of note 1, which is as of                        , contains an explanatory paragraph that describes that effective August 22, 2003, Interactive Health LLC was acquired by Interactive Health, Inc. in a business combination accounted for as a purchase. As a result of the acquisition, the consolidated financial information for periods after the acquisition is presented on a different cost basis than that for the periods before the acquisition and, therefore, is not comparable.

Los Angeles, California

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Consent of Independent Registered Public Accounting Firm